ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated June 16, 2011

Are you tired of the value erosion associated with negative roll yield in traditional front month commodity products? Are you looking for a way to capitalize on potential contango in the oil and natural gas futures markets?

Announcing two new ETRACS Contango ETNs focused on the Oil and Natural Gas futures curves.

OILZ and GASZ are designed to capitalize on a potential contango market environment without necessarily taking a directional view on natural gas or oil prices:

ETRACS Natural Gas Futures Contango ETN (Ticker: GASZ) is linked to the performance of the ISE Natural Gas Futures Spread™ Index which, through a series of investments in components of the natural gas sub-indices, effectively provides short exposure in front month natural gas futures contracts and long exposure in mid-term natural gas futures contracts.

ETRACS Oil Futures Contango ETN (Ticker: OILZ) is linked to the performance of the ISE Oil Futures Spread Index which, through a series of investments in components of the oil sub-indices, effectively provides short exposure in front month oil futures contracts and long exposure in mid-term oil futures contracts.

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

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For more information

▶   ETRACS Natural Gas Futures

     Contango Factsheet

▶   ETRACS Natural Gas Futures
     Contango Prospectus

▶   ETRACS Oil Futures Contango
     Factsheet

▶   ETRACS Oil Futures Contango
     Prospectus

Questions? Contact us

Tel: +1-800-ETRACS-5

etracs@ubs.com

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www.ubs.com/etracs

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC. (http://www.sipc.org/).

An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN are not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN or any member of the public regarding the advisability of trading in the ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Natural Gas Futures SpreadTM Index and ISE Oil Futures SpreadTM Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS Natural Gas Futures Contango ETN or the ETRACS Oil Futures Contango ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN into consideration in determining, composing or calculating the ISE Natural Gas Futures SpreadTM Index and the ETRACS Oil Futures Contango ETN. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN to be listed or in the determination or calculation of the equation by which the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS Natural Gas Futures Contango ETN and the ETRACS Oil Futures Contango ETN.

LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE NATURAL GAS FUTURES

SPREADTM INDEX AND THE ISE OIL FUTURES SPREADTM INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS NATURAL GAS FUTURES CONTANGO ETN AND THE ETRACS OIL FUTURES CONTANGO ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE NATURAL GAS FUTURES SPREADTM INDEX AND THE ISE OIL FUTURES SPREADTM INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE NATURAL GAS FUTURES SPREADTM INDEX AND THE ISE OIL FUTURES SPREADTM INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS.

© UBS 2011. The key symbol and UBS are among the registered and unregistered trademarks of UBS. “ISE Natural Gas Futures Spread™”, “ISE Oil Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN, based on the “ISE Natural Gas Futures Spread™ Index” and the “ISE Oil Futures Spread™ Index”, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

Intended for recipient only and not for further distribution without the consent of UBS.

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UBS Securities LLC, a subsidiary of UBS AG, 677 Washington Boulevard, Stamford, CT, 06901, United States. www.ubs.com